EXHIBIT 21


             RAWLINGS SPORTING GOODS COMPANY, INC.


Rawlings Sporting Goods Company, Inc., a Delaware corporation
(the "Company") is the parent. The subsidiaries of the Company, each of which is wholly-owned by the Company, are as follows:

                                             Jurisdiction of
                                             Incorporation or
Name                                         Organization

Rawlings de Costa Rica                            Costa Rica

Rawlings Sporting Goods Company of Missouri       Missouri

Rawlings Canada, Inc.                             Nova Scotia